Exhibit 99.1

    NASDAQ: WASH

MEDIA CONTACT: Elizabeth B. Eckel
EVP, Chief Marketing & Corporate Communications Officer
401.348.1309
ebeckel@washtrust.com
FOR IMMEDIATE RELEASE

The Washington Trust Company Announces Settlement with Department of Justice

WESTERLY, R.I., September 27, 2023 (PR NEWSWIRE)…The Washington Trust Company (“Washington Trust” or “the Bank”), the wholly owned subsidiary of Washington Trust Bancorp, Inc. (Nasdaq: WASH), today announced that it has entered into a settlement agreement with the U.S. Department of Justice (“DOJ”) that resolves alleged violations of fair lending laws in Rhode Island from 2016 to 2021. The settlement does not include any civil monetary penalties.

Washington Trust vehemently denies the allegations and entered into this agreement solely to avoid the expense and distraction of potential ligation, and to allow the Bank to focus fully on serving the needs of its customers and communities.

“We believe we have been fully compliant with the letter and spirit of fair lending laws, and the agreement will further strengthen our focus on an area that has always been important to us,” stated Edward O. “Ned” Handy III, Washington Trust Chairman and Chief Executive Officer. “Rhode Island has been home to Washington Trust for 223 years and our neighbors count on us to provide affordable loan opportunities no matter where they live.”

“We care about all of our communities across Rhode Island, and we demonstrate our commitment through a number of proactive state-wide and corporate initiatives,” added Handy. “For example, our Washington Trust RI Community Lending Program offers a variety of creative affordable loan opportunities, and our financial literacy and educational programs help potential borrowers prepare for home ownership. In addition, our dedicated team includes multi-lingual and minority community outreach and loan officers. We believe it is as a result of our proactive community efforts that we have steadily increased our lending in Majority-Minority Census Tracts as we’ve expanded our branch network.”

Under the agreement, Washington Trust will provide $7 million in mortgage loan subsidies over a five-year period for mortgage, home improvement, or refinance loans, in specific census tracts in RI. Washington Trust will also commit $2 million for focused community outreach and marketing efforts. Over the past five years, Washington Trust has invested significantly in mortgage loan subsidies, community outreach, and marketing in Majority-Minority Census Tracts, and will continue these efforts to make positive impact in these communities.

“As the oldest community bank in the nation, we were founded to provide people with a trustworthy and local financial partner, and that mission continues to guide us today. We deliver a consistently superior banking experience to each and every member of the community, and that contributes directly to our solid financial foundation and the steady performance that we have achieved for more than two centuries. We look forward to serving our community long into the future,” concluded Handy.

Exhibit 99.1
ABOUT WASHINGTON TRUST BANCORP, INC.
Washington Trust Bancorp, Inc. (“the Corporation), NASDAQ: WASH, is the publicly-owned holding company of The Washington Trust Company (“Washington Trust”, “the Bank”), with $7.0 billion in assets as of June 30, 2023. Founded in 1800, Washington Trust is recognized as the oldest community bank in the nation, the largest state-chartered bank headquartered in Rhode Island and one of the Northeast’s premier financial services companies. Washington Trust values its role as a community bank and is committed to helping the people, businesses, and organizations of New England improve their financial lives. The Bank offers a wide range of commercial banking, mortgage banking, personal banking and wealth management services through its offices in Rhode Island, Connecticut and Massachusetts and a full suite of convenient digital tools. Washington Trust is a member of the FDIC and an equal housing lender. For more information, visit the Corporation’s website at ir.washtrust.com, or the Bank’s website at www.washtrust.com.

Forward-Looking Statements
This report contains statements that are “forward-looking statements.” We may also make forward-looking statements in other documents we file with the SEC, in our annual reports to shareholders, in press releases and other written materials, and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “outlook,” “will,” “should,” and other expressions that predict or indicate future events and trends and which do not relate to historical matters. You should not rely on forward-looking statements, because they involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different than the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following:
• changes in general business and economic conditions on a national basis and in the local markets in which we operate;
• changes in customer behavior due to political, business, and economic conditions, including inflation and concerns about liquidity;
• interest rate changes or volatility, as well as changes in the balance and mix of loans and deposits;
• changes in loan demand and collectability;
• the possibility that future credit losses are higher than currently expected due to changes in economic assumptions or adverse economic developments;
• ongoing volatility in national and international financial markets;
• reductions in the market value or outflows of wealth management AUA;
• decreases in the value of securities and other assets;
• increases in defaults and charge-off rates;
• changes in the size and nature of our competition;
• changes in legislation or regulation and accounting principles, policies, and guidelines;
• operational risks including, but not limited to, changes in information technology, cybersecurity incidents, fraud, natural disasters, war, terrorism, civil unrest, and future pandemics;
• regulatory, litigation, and reputational risks; and
• changes in the assumptions used in making such forward-looking statements.

In addition, the factors described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the SEC, may result in these differences. You should carefully review all of these factors and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans, and estimates at the date of this report, and we assume no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or other changes.